Exhibit 99.1

48416 - 144th St. PO Box 356 Big Stone City, SD 57216 Poetenergy.com

PHONE: 605.862.7902
FAX: 605.862.7904

August 15, 2008

Dear Investor:

As with every growing industry, ethanol continues to be the focus of much media attention. You would be pleased to know that POET™ has taken the lead in combating the negative publicity. I have spent the last several weeks doing personal interviews with dozens of the top media outlets across the United States, including, The Wall Street Journal, Forbes, New York Times, Chicago Tribune, Bloomberg, and BBC. POET™ spends numerous hours each day spreading the truth about ethanol.

The United States needs biofuels now more than ever before. As we have watched oil prices climb to as high as $140 per barrel and the demand for transportation fuels continuously grows, ethanol is the only solution that allows consumers to maintain their current lifestyle. The International Energy Agency is predicting a daily shortfall of 12.5 million barrels of oil per day in 2015. That means our world is going to have to increase production of transportation fuels by 191 billion gallons per year in just seven short years to fill the demand. Ethanol is positioned to take on this challenge. The good news for the United States is that we have the potential to produce large quantities of ethanol if our country makes it a priority. According to a study from the DOE/USDA, there is enough biomass in this country to easily replace half of our gasoline usage with ethanol. In fact, our share of oil imports is currently declining for the first time in 30 years, largely due to ethanol.

Food prices have risen, and commodity prices have skyrocketed, but a look at the bigger picture finds that rising prices have also lead to an increase in global farming, as the cost of food exceeds the cost of production for the first time in decades. Third world countries are profiting from their production of agriculture products, which is causing an increase in farming practices and an increase in worldwide commodity production. The Food and Agriculture Organization of the United Nations says there is a clear upward trend in actual investment in farming. Stanford University recently confirmed 1-1.2 billion acres of idled cropland worldwide that has the potential to produce more than 400 billion gallons of biofuels. This is extremely exciting for everyone around the world. As global population continues to rise and the demand for food increases we are able to meet and exceed food, feed and export demands.

The demands of our society along with the world we live in are definitely changing. Change can bring challenges. As we are all aware, the ethanol industry is going through some challenges today. POET™ and the plants that it manages will certainly survive these challenges; however, it is clear that not every ethanol producer will. For 20 years POET™ has developed its technology and perfected its management practices, in striving to make its plants the lowest cost producers of ethanol in the industry. We recently looked at a 24-month financial comparison of the POET™ plants and those of the public companies in the industry. The POET™ Biorefining team consistently ranked at the top. In good times, this advantage is a luxury. Today, it is a necessity.

Since the beginning of 2008, POET™ has opened two new production facilities in Leipsic, Ohio and Alexandria, Indiana. Current construction is underway – and on schedule – at three additional POET™ Biorefining facilities located in North Manchester, Indiana, Fostoria, Ohio, and Marion, Ohio. The three new plants will open their doors by the end of 2008.

Overall, the year-to-date financial performance of the plants POET™ manages has been very good. The plants, however, have experienced unusual fluctuations in grain prices which has increased the need for plant liquidity to meet short term margin calls, thus limiting the ability to pay dividends. To meet the need for liquidity, the plants are currently expanding their operating lines of credit with lenders to ease cash needs. We at POET™, despite these conditions, are optimistic that the plants will be able to pay dividends in the future, though we are unsure on exactly when this will occur.

These are exciting times. Demand for energy worldwide, and transportation fuels specifically, continue to increase rapidly. As is the case today, POET™ will be one of the leaders driving the industry forward as we progress to a cleaner, more independent and renewable future together.

POET BIOREFINING – BIG STONE AND NORTHERN GROWERS CONSOLIDATED

BALANCE SHEET AND INCOME STATEMENT AS OF JUNE 30, 2008 UNAUDITED

Assets
Current Assets	$49,265,965
Property and Equipment	$75,566,422
Other Assets	$339,996
Total Assets	$125,172,383

Liabilities and Equity
Current Liabilities	$18,331,060
Long Term Debt	$51,857,937
Minority Interest	$12,470,376
Members Equity	$42,513,010
Total Liabilities and Equity	$125,172,383

Income Statement YTD
Revenuesx	$89,150,808
Cost of Sales	$81,898,688
Gross Margin	$7,252,120
Operating Expenses	$3,764,768
Minority Interest	$(825,412)
Net Income	$2,661,940

Corn Futures Chart (CBOT)                                            Ethanol Futures Chart (CBOT)

Higher Input Costs & Extreme Volatility

The statement “everything is possible” rings true for 2008. If you look at the price of corn and how it trades, you will see that for many years if the corn market went up or down 3-4 cents it was considered a big move. Today it is not unusual for the market to move 20-30 cents in a single day. A year ago corn cost $3.18 per bushel.  This year it has been as high as $7.75 per bushel. With the changing cost structure and extreme volatility POET™ is managing risk and margin differently than in times of flat and stable markets. As the year-to-date chart shows, the risk management strategies employed by POET™ are very sound.

Distributions

Looking ahead for the balance of 2008, we are optimistic about positive margins for the plants POET™ manages and distributions in the future. Grain and energy markets are expected to remain volatile, however. To manage this, we believe the plants should manage cash and the balance sheet conservatively. History has proven this approach to be very prudent and sustainable over the long term.

Sincerely,

Jeff Broin, POET™ CEO